Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-145402, 333-152582, 333-159747, 333-162079 and 333-169537) of VMware, Inc of our report dated February 27, 2013 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10‑K. We also consent to the incorporation by reference of our report dated February 27, 2013 relating to the financial statement schedules, which appears in this Form 10‑K.

/s/    PricewaterhouseCoopers LLP
San Jose, CA
February 27, 2013